Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kristen Galfetti

kgalfetti@amagpharma.com

(617) 498-3362

ADVANCED MAGNETICS, INC. ANNOUNCES NAME CHANGE

TO AMAG PHARMACEUTICALS, INC.

CAMBRIDGE, MA, (July 24, 2007) — Advanced Magnetics, Inc. (NASDAQ: AMAG) today announced that it has changed its company name to AMAG Pharmaceuticals, Inc.  The Company’s trading symbol will remain unchanged on the NASDAQ Global Market.

“Our new name recognizes the rich history of the company while capturing the exciting opportunities that lie ahead of us,” stated Brian J.G. Pereira, MD, President and CEO of AMAG Pharmaceuticals, Inc.  “The Company has undergone significant evolution, and our new name reflects these developments while recognizing our long-standing business presence.  These developments include expanding our management team, continuing to advance ferumoxytol toward market approval and transitioning to a commercial biopharmaceutical company.”

Along with the name change, the Company adopted a new corporate logo, visual identity, and a new web site that can be found at www.amagpharma.com.  The changes are effective immediately, and all future business activity will be undertaken with the new name.

About AMAG Pharmaceuticals, Inc.
AMAG Pharmaceuticals, Inc. is a biopharmaceutical company that utilizes its proprietary nanoparticle technology for the development and commercialization of therapeutic iron compounds to treat anemia, as well as novel imaging agents to aid in the diagnosis of cancer and cardiovascular disease.  The Company has two products in development, Ferumoxytol and Combidex®, as well as two commercial products, Feridex I.V.® and GastroMARK®, both of which are imaging agents that are approved and marketed in the United States, Europe and other countries.

Ferumoxytol, the Company’s key product candidate, is being developed for use as an intravenous iron replacement therapeutic for the treatment of iron deficiency anemia in chronic kidney disease patients.  The Company has released data on all four planned Phase III clinical trials of fermuoxytol as an intravenous iron replacement therapeutic in chronic kidney disease patients.

Combidex, the Company’s other product under development, is an investigational functional molecular imaging agent consisting of iron oxide nanoparticles for use in conjunction with magnetic resonance imaging (MRI) to aid in the differentiation of cancerous from normal lymph nodes.  In March 2005, the Company received an approvable letter from the FDA with respect to Combidex, subject to certain conditions.

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